AMENDED AND RESTATED MULTIPLE CLASS PLAN
OF
THE STEPHENS SMALL CAP GROWTH FUND AND THE STEPHENS MID
CAP GROWTH FUND, COLLECTIVELY (THE “FUNDS”),
EACH A SERIES OF PROFESSIONALLY MANAGED PORTFOLIOS

This Multiple Class Plan (this “Plan”) dated as of March 27, 2008 is required by Securities and Exchange Commission (the “SEC”) Rule 18f-3 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan shall govern the terms and conditions under which Professionally Managed Portfolios (the “Trust”) may issue separate Classes of shares (each a “Class” and collectively, the “Classes”) representing interests in the Stephens Small Cap Growth Fund and the Stephens Mid Cap Growth Fund, each a series of the Trust (the “Funds”).  To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1.  Rights and Obligations.  Except as set forth herein, all Classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions.  The only differences among the various Classes of shares relate solely to the following:  (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class (except as set forth in Section 6 below); (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

SECTION 2.  Classes of Shares and Designation Thereof.  Each Fund may offer any or all of the following Classes of shares:

(a)           Class A Shares.  “Class A Shares” will be offered at their net asset value with a front-end sales charge up to 5.25%, unless a reduction or waiver of the sales charge applies.  Class A Shares will be subject to an ongoing Rule 12b-1 distribution fee of up to an annual rate of 0.25%, and may also be subject to ongoing shareholder servicing fees paid to intermediaries in connection with shareholder services associated with shareholders whose shares are held of record in omnibus, other group accounts or accounts traded through registered securities clearing agents.  Class A Shares may be subject to a redemption fee to the extent disclosed in the prospectus for the Fund.

(b)           Class I Shares.  “Class I Shares” will be offered at their net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge (“CDSC”).  Class I Shares will not be subject to a Rule 12b-1 distribution fee, and may be subject to ongoing shareholder servicing fees paid to intermediaries in connection with shareholder services associated with shareholders whose shares are held of record in omnibus, other group accounts or accounts traded through registered securities clearing agents.  Class I Shares may be subject to a redemption fee to the extent disclosed in the prospectus for the Fund.  Class I shares will generally be offered in minimum investment amounts of $1 million or as disclosed in the Funds’ prospectus.

(c)           Class C Shares. “Class C Shares” will be offered at their net asset value with a CDSC up to 1.00% if shares are redeemed within one year of purchase. Class C Shares will be subject to an ongoing Rule 12b-1 distribution fee and shareholder servicing fee of up to an annual rate of 0.75% and 0.25%, respectively, and may also be subject to ongoing shareholder servicing fees paid to intermediaries in connection with shareholder services associated with shareholders whose shares are held of record in omnibus, other group accounts or accounts traded through registered securities clearing agents.  Class C Shares may be subject to a redemption fee to the extent disclosed in the prospectus for the Fund.

SECTION 3.  Allocation of Expenses.

(a)           Class Expenses.  Each Class of shares may be subject to different Class expenses consisting of: (1) front-end sales charges or CDSCs; (2) Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class; (3) transfer agency and other recordkeeping costs to the extent allocated to a particular Class; (4) SEC and blue sky registration fees incurred separately by a particular Class; (5) litigation or other legal expenses relating solely to a particular Class; (6) printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class; (7) expenses of administrative personnel and services as required to support the shareholders of a particular Class; (8) audit or accounting fees or expenses relating solely to a particular Class; (9) trustee fees and expenses incurred as a result of issues relating solely to a particular Class and (10) any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees (collectively, “Class Expenses”).

(b)           Other Expenses.  Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by each Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Funds, as the case may be.  Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

(c)           Waivers and Reimbursements of Expenses.  The Manager and any provider of services to the Funds may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

SECTION 4.  Allocation of Income.  The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

SECTION 5.  Exchange Privileges.  Shareholders of the Funds may participate in an exchange of shares, subject to the Funds’ right to reject any exchange request, in whole or in part, for any reason and without prior notice.  Each Fund may decide to restrict purchase and sale activity (including exchanges) in its shares based on various factors, including whether frequent purchase and sale activity will disrupt portfolio management strategies and adversely affect its performance.  The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.  Shares to be exchanged will be redeemed at their next calculated net asset value following receipt of an exchange request in the form of a proper redemption request, as described in the applicable prospectus.  An exchange of shares will be subject to any redemption fee applicable to a redemption of shares.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.

SECTION 6.  Conversions.  Currently, no Class of shares will automatically convert into shares of another Class.  Any future implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service (“IRS”), or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law.  The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

SECTION 7.  Effective When Approved.  This Plan shall not take effect until a majority of the Trustees of the Trusts, including a majority of the trustees who are not interested persons of the Trusts, find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Trust as a whole.

SECTION 8.  Amendments.  This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.

Approved by the Board of Trustees on February 11, 2008.